Exhibit 99.1

Brain Scientific Commences Trading on The OTCQB® Venture Market

NEW YORK, August 3, 2020 -- Brain Scientific Inc. (OTCQB: BRSF), a neurology-focused medical device and software company announced that its common stock commenced trading as of July 29, 2020 on The OTCQB® Venture Market.

The OTCQB® Venture Market is for early-stage and developing U.S and international companies.

Commenting on the commencement of trading on the OTCQB® Venture Market, Boris Goldstein, Chairman of the Board and Executive Vice President stated, “On behalf of Brain Scientific, I am proud that our common stock is now trading on the OTCQB and look forward to increased visibility and liquidity, as well as expanding Brain Scientific’s pool of investors.

About Brain Scientific

Brain Scientific is a commercial-stage healthcare company with two FDA-cleared products, providing next-gen solutions to the neurology market. The Company’s smart diagnostic devices and sensors simplify administration, shorten scan time and cut costs, allowing clinicians to make rapid decisions remotely and bridge the widening gap in access to neurological care. To learn more about our corporate strategy, devices or for investor relations please visit: www.brainscientific.com or email us at info@memorymd.com.

About the OTCQB

The OTCQB Venture Market permits early stage and developing United States and international company securities to be traded via a broker-dealer network over-the-counter (“OTC”). OTC trading facilitates higher liquidity and improved transparency. Trading companies are current in their reporting, must meet a minimum bid price test, and undergo an annual verification and management certification process. Investors can find real-time quotes and market information for Tectonic on www.otcmarkets.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company’s current projections, plans, objectives, beliefs, expectations, estimates, and assumptions, and are subject to several risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company’s inability to obtain additional financing or attract additional investors, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company’s inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company’s raw materials and the Company’s failure to implement the Company’s business plans or strategies. These and other factors are identified and described in more detail in the Company’s filings with the SEC. The Company does not undertake to update these forward-looking statements.